Exhibit 99.02

VIAVID
communications simplified.

SRAX, Inc.

May 4, 2020

C O R P O R A T E P A R T I C I P A N T S

Natalie Santos, Director of Marketing

Christopher Miglino, Chief Executive Officer

Michael Malone, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Lee Aulper, Amac Investor

Todd Rustman, Clarity Capital

P R E S E N T A T I O N

Operator

Welcome to the SRAX End of Year 2019 and First Quarter 2020 Results Conference Call.

As a reminder, all participants are in listen-only mode and the conference is being recorded. After the presentation, there will be an opportunity to ask questions. To join the question queue, you may press star, then one on your telephone keypad. Should you need assistance during the conference call, you may signal an Operator by pressing star, and zero.

I would now like to turn the conference over to Natalie Santos, Director of Marketing. Please go ahead.

Natalie Santos

Thank you, Operator.

Good afternoon, everyone. I’d like to welcome all of you to SRAX’s Year End 2019 and First Quarter 2020 Conference Call.

With us today from Management are SRAX’s CEO, Christopher Miglino, and CFO, Michael Malone. Chris Miglino will give an overview of the year and first quarter, and vision for the remainder of 2020. Michael Malone will review the financials, then turn the call back to Chris Miglino for closing remarks, then we will open the call for questions.

Before I turn the call to Management, I would like to remind you that this call may contain forward-looking statements which could be indicated by the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to SRAX. Investors are cautioned that all forward-looking statements involve risks and uncertainties that may cause actual results to differ from those anticipated by SRAX at this time. In addition, other risks are more fully described in SRAX’s public filings with the U.S. SEC which can be reviewed at www.sec.gov.

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Finally, please make note that on today’s call, Management will refer to certain non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Non-cash equity-based compensation and changes in the fair-value of derivative and warrant liabilities are certain additional one-time charges. Please refer to SRAX’s press release for a full reconciliation of its non-GAAP performance measures to the most comparable GAAP financial measures.

Now, it is my pleasure to turn the call over to SRAX CEO, Chris Miglino. Chris?

Christopher Miglino

Thank you, Natalie. Good afternoon, everyone. Thank you for joining us today.

We’re joining the call today in what is an unprecedented time for all businesses and citizens of the world alike. First, we’d like the thank the over 150 SRAX team members who’ve been working hard from home during this uncertain time, and we’d like to thank our investors for their faith in how well our products are positioned to a no post—to a new post-COVID economy.

We finished the year having built the—built and launched some amazing products; both in Sequire, formerly SRAX IR, and BIGtoken. We’re very fortunate that these products are well-positioned for the new digital economy that’s emerging.

SRAX is at the epicenter of delivering unique data sets for both consumers and issuers of public stock through our SaaS platforms. Sequire enables publicly-traded companies to understand key investor data points and provides tools that enables them to secure and acquire investors. BIGtoken enables consumers to own their own data, and is helping us revolutionize the way data is purchased and used by marketers.

We’ve implemented two programs to drive sales during the second quarter of this year. One is the addition of a program that allows public companies to pay for marketing and access to our Sequire platform with company stock. This program saw significant adoption at the end of April, and we have established substantial pipeline in May.

We also launched Lightning Insights to help brands understand the behavior of the consumers during this time. We have the largest brands and agencies in the world taking advantage of this product.

In addition to the pickup we’re seeing with the Stock for Ads Program, we’re also seeing a pickup in our BIGtoken Media, and many of the companies that paused Media in March when the pandemic was in full swing and uncertainty, are beginning to launch those programs back up in May.

Typically, the first quarter of the year tends to be, seasonally adjusted, the lowest time of the year for the Company, and most of the revenue for that timeframe comes in the March area, so that money that was pushed from March into April, and then now starting up in May, is—represents a significant amount of revenue that would have been seen in the first quarter.

BIGtoken is expanding in reach. The subscriber base has grown to 16.7 million with continued minimal marketing spend. New initiatives, including Sponsored Surveys, Lightning Insights, Insights-Driven Media, and Sponsored Actions, are—have all launched in the last two quarters. We saw our first substantial revenue for our BIGtoken product in Q4 of 2019, and we’re seeing continued adoption into 2020 for these same large brands that drove adoption in 2019. They’re using the platform to identify opportunities with their consumers. Their consumers have certain mindsets at this time, and are changing their minds about how they’re interacting with brands, and our tool is providing those brands the ability to communicate correctly with those consumers.

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We’ve seen advancements in our technology. We implemented machine learning to help us understand the value of consumer’s data and determine the best questions to ask those consumers.

In the past few quarters, we’ve completed the consolidation of our non-Sequire sales team under one consolidated infrastructure. This consolidation has provided a streamlined management of the sales team and has enabled us to save money, so what we did was we took our different verticals that we have and we consolidated all of that onto one sales team.

BIGtoken is well-positioned to provide an infrastructure by which consumers can generate revenue by building a team on the platform. This allows them to earn money from each person that they get to join the platform and from the data that they deliver over time.

We have our first webinar that is targeted at consumers to help them learn how to generate revenue this week. As of today, over 200 consumers have signed up. I’m sorry, as of today, over 350 consumers have signed up to learn how to generate revenue from their data on that webinar. We hope to have over 500 people on the webinar learning how to generate revenue off of their data and bring people onto the BIGtoken platform. As you can imagine, the current economic environment is driving a lot of consumer interest. You have a lot of consumers that are interested in learning how to generate additional revenue. This webinar is going to be taking place this week, and if you want some more information on that, you can visit the bigtoken.com website and there’s some more information about the webinar itself.

Now, I want to talk to you about Sequire, formerly SRAX IR. We officially announced the branding change this morning, and think that this name change and the standalone branding better represents the brand. Sequire is the combination of the word secure and acquire, and is intended to represent the value that the platform brings to a publicly-traded company. Sequire helps issuers of public stock who are looking to identify, manage, and communicate with their investor base in a way that has never been done before. To accelerate growth, we’ve built a reseller program. To date, we’ve signed 31 resellers, a 67% increase over the third quarter. We are helping us reach our target market. We’re excited to announce that 59 customers have signed up for recurring revenue license, a 62% increase over Q3. Now, remember, Sequire is a SaaS platform that has recurring revenue to it, so every new customer we add onto the platform is driving ongoing consistent revenue.

In the quarter, we launched a very—a few notable advancements. We added the ability for a direct integration with some of our largest data partners which provides us the ability to quickly integrate data and better experience for our partners. We added the ability for direct signups on the website for issuers with credit card integration and auto billing, so there’s no need—no longer a need for an issuer to speak directly to a salesperson, but they can just go direct to the site and sign up on their own.

We expanded the Sequire internal sales team and added operational support. Most notably, we launched the Stock for Ads Program that allows for public companies to pay for Sequire, and its related services, with company stocks. We’ve seen significant adoption of this offering in the past two weeks, and believe we are filling a void that can help public companies continue to market to their investors and their consumers while conserving cash.

Inside Sequire, we have a few different things. We have a SaaS platform that companies sign up for and pay on a monthly basis, but we also have the ability to provide marketing services to those companies to help them communicate with their shareholders, and that includes running advertising on Facebook, LinkedIn, Instagram, regular web banners, so you see web banners on CNBC or Seeking Alpha or Bloomberg, and we’re seeing a significant adoption of that product.

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At the end of February, right before the close of the whole entire world, we closed a financing transaction with an affiliate of B. Riley for $5 million, a debt financing, and it allowed us to draw down $2.5 million at the end of February and the ability to call another $2.5 million in the future. We also completed a PPP loan on April 17 that we anticipate to be delivering $1.1 million to the Company this week.

Although we’ve talked about it a lot, we’d like to point out that one of our assets that’s not represented on our balance sheet is the ownership of a 31% of an LLC that owns a preferred position in SRAXmd, now known as TI Health. We sold this business in August of 2018, and our position in the LLC that owns the majority of the business now holds a value of approximately $11.5 million at the end of March. This sale is reflected in our 2018 numbers, and represents a significant gain for the 2018 period. Investors should keep that in mind when computing 2018 to 2019 numbers.

We’re bullish on the future of this business, and believe that they are—they have a unique opportunity as the pharma marketing changes, as the ability for sales reps to get in to see doctors gets harder over time. We hold the preferred position in LLC that grows at 8% annually, compounded quarterly. At the end of 2020, should the current owners not sell the business, the value of the assets will have a preferred position of approximately $12 million.

I would now like to turn the call over to Mike Malone for a financial review.

Michael Malone

Thank you, Chris.

For the financial review, I’ll provide an overview of the fourth quarter and full year 2019 operating results, and then follow up with a review of the first quarter 2020 results, but before I go into the numbers, I’d like to point out, as Chris just mentioned, that the sale of SRAXmd in the third quarter of 2018 results in some comparability issues with our numbers, and so I’ll provide the 2019 results excluding the contribution from SRAXmd in the comparative 2018 figures.

For Q4 full year 2019, moving into revenue, fourth quarter revenues were $1,088,000 compared to $1,057,000 in the fourth quarter of 2018. Full year revenues were approximately flat at $3.6 million when you exclude SRAXmd.

Gross margins were 44% and 53% for Q4 and full year 2019 periods, respectively. This compares to 76% and 42% for the fourth quarter of 2018 and full year 2018, respectively when excluding the MD results.

Fourth quarter was the first quarter we saw revenue delivery from our BIGtoken product offering. We recognized approximately $450,000 in the quarter at a 50% margin.

Operating expenses were $4.7 million compared to $4.1 million in the fourth quarter 2018. On a full year basis, we saw operating expenses at 19.8% compared to 15.6% in 2018, excluding SRAXmd. The increase in operating expenses were driven by our continued investment in BIGtoken and our sales infrastructure and the development of our Sequire product. BIGtoken’s operating expenses were $1.3 million and $4.6 million for the Q4 and full year 2019 periods, respectively. These were up from $553,000 and $2 million in the fourth quarter 2018 and full year 2018, respectively.

Operating loss was $4.2 million and $17.9 million in Q4 and full year ‘19, respectively. This compares to operating losses of $3.3 million and $11.7 million in Q4 and full year 2018, again, excluding SRAXmd.

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Now, moving into the first quarter 2020 results.

Total revenue finished at $350,000 compared to $592,000 in the first quarter 2019. As Chris mentioned, the global pandemic intensified through March as we experienced delays in launching advertising campaigns that had been scheduled, which, again, had a significant impact on the revenues that were delivered in the quarter.

However, our gross margins for the quarter were 68% and compared to 42% in the first quarter 2019. We’re seeing this increase primarily due to the higher margin business from our SaaS product offering through Sequire.

Operating expenses finished at $4.1 million compared to $4.5 million in the first quarter 2019. The decrease in operating expense is a result of implementation of our cost-saving measures towards the end of the quarter. To date, we’ve executed approximately $3 million in expense savings relative to our fourth quarter 2019 run rates. Additionally, we’ve identified and are in the process of executing on another $600,000 in annualized expense run rate savings.

Operating loss for the quarter was $3.9 million compared to $4.5 million in the first quarter 2019.

Turning to our balance sheet, during the quarter we raised approximately $3.1 million in net proceeds through the sale of short-term notes and the closing on the term loan that Chris mentioned with B. Riley. As of March 31, we’ve been able to draw $2.5 million under our term loan, with a maximum capacity of $5 million subject to certain additional restrictions. Additionally, as Chris mentioned, we’ve also been approved for a $1.1 million Paycheck Protection Program loan, which we’re expecting to receive proceeds in the coming week.

Now I’d like to turn the call back to Chris.

Christopher Miglino

Thanks, Mike.

While all businesses are faced with an uncertain future, we believe that we’re all well-positioned to capitalize on the expedited shift to a fully digital economy. In that shift, data is more important than ever, and our products are front and center in that economy.

I’d like to now open the call for any questions, and turn the call over to the Operator and see if there’s any questions from the audience.

Operator

We will now begin the question-and-answer session. To join the question queue, you may press star, then one on your telephone keypad. You will hear a tone acknowledging your request. If you’re using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question, please press star, then two. We’ll pause for a moment as callers join the queue.

Christopher Miglino

Again, Operator, that’s star and one?

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Operator

Right. Once again, if you have a question, please press star, then one.

The first question comes from Lee Aulper with Amac Investor. Please go ahead.

Lee Aulper

Hi. Yes, you mentioned SRAXmd, and if I remember correctly, you were supposed to have some contingency payments due on that, and I don’t remember seeing anything—any follow-ups, and did you collect them, or if you did not, why not?

Michael Malone

We did not collect—they had an earn-out on hitting certain revenue guidance. While they got close, they didn’t hit the full number, so our—the equivalent purchase of that business was around $43 million.

Lee Aulper

Okay, but you’re saying it’s still profitable now?

Michael Malone

We maintained a 30% interest—31—approximately 31% interest in that business.

Lee Aulper

That business is profitable now?

Michael Malone

That business is a private company now, and we’re not allowed to talk about their financials. When we sold it, it was very profitable. It was doing approximately $5 million in EBITDA, and I think that the business—would not be surprised if the business was continuing to do that, if not better.

Lee Aulper

Okay. Thanks.

Michael Malone

Yes. Thank you.

Operator

The next question comes from Todd Rustman with Clarity Capital. Please go ahead.

Todd Rustman

Chris, thanks for the call today. I was calling, or wanting to check on what is—is there something you’re going to plan to do to maybe sell your position in the MD holding, and when do you anticipate maybe selling, if you are?

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Christopher Miglino

Well, the MD holding is—was purchased by—well, first off, thank you, Todd, and thanks for the question. Thanks for joining today. The MD holding is held by a private equity firm by the name of Halyard Capital, and Halyard has a history of owning businesses for two to three years or so, and so I anticipate that they would sell the business sometime in the future, and I think that if they sold the business for what they bought it for today, less the—if they sold it for just what they bought it for, we would see a nice chunk of change out of that sale. If they wanted to buy it back sooner, we’d be open to that conversation, but I think we would have been more open to that conversation closer to when we sold it than we would be now because the business is growing, the amount that is owed to us is growing so much faster.

The 8% pick just starts to grow quicker over time, so what was—we started off at a $10 million value, and that jumped up. Now we’re at $11.5 million. By next year, we’ll—it’ll be significantly higher, so we’ll explore all options with it, but it’s a substantial asset on the books, and—but it’s not reflected in the balance sheet for the Company, so there was a time when we almost shut down the MD business when we were starting it because it was just costing a lot of money, and similar to what—the position that we’ve been in with BIGtoken in the past where you have this asset that’s doing some incredible things, but is it something that could ultimately create long-term value, and we think both of those items, obviously BIGtoken and MD, which we continue to invest in, were—had the value to continue to make that investment. Ultimately, that paid off, which—and I think we will ultimately see that pay off big time with BIGtoken as well, because we’re, quite frankly, in a much better position with BIGtoken than we ever were with MD.

I mean, there is a substantial amount of intellectual property inside the BIGtoken, and in the Sequire infrastructure that would provide a substantial amount of—that creates an opportunity for recurring revenue, that without having to go out and sell new campaigns again and again, and so we think that the assets that we have today inside of the Company are more valuable than the asset of the MD business itself, that, even in itself, has a value of around—today, around $11.5 million.

Todd Rustman

Thank you.

Christopher Miglino

That’s some longer versions.

Todd Rustman

No, that was very helpful, because I know it’s an off-balance sheet asset, and with the price of the stock moving around, it’s good to know there’s something else behind that value, but also, can I ask another question? On the Stock for Ads, how is that going maybe in more detail insofar as how you recognize the revenue, maybe gross margins, and is there anything that’s helpful synergistically with the B. Riley relationship for the Stock for Ads maybe with some of their companies?

Christopher Miglino

Sure. Thank you. When March came around and this thing went into full effect and everybody was wondering what was going to go on, we said, look, what’s—what can we do here to create an opportunity for people to continue to spend money? Now, the first two weeks—the first—the last two to three weeks of March, nobody wanted to talk about anything at all, and the first thing that happened was everybody called and said—except on Sequire, it’s an ongoing recurring revenue, but on our media side of our business, everybody said, hold off, pause that for a little bit, and then now, as I mentioned on the call, we’re starting to see that start again, but in that process, we said, what can we do to help public companies, since we have these relationships with public companies, to continue doing marketing and not have to use cash in order to do that, so we said we’ll take stock in exchange for that marketing.

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Now, one thing that a lot of people may not know about our business is that our DSO—so the time that it takes for companies to pay us with agencies that we deal with is 120 to 180 days, so big brands that buy—like when big brand buys media from us, they make us wait a long time before we see that money, so it’s not uncommon in our cash flow model to be prepared for that scenario, so we said, okay, if we could get a company—a public company to come in and pay us with stock, then we could then wait that same 180 days to get paid, but it’s just that the cert itself—so when they give us stock, we can’t sell it for six months, so now we’re waiting six months for the stock certificate to become available.

Now, that doesn’t mean we’re going to sell that stock on six months and one day, but it does mean we have the availability to sell that stock in the future, and the campaigns that we’ve set up for Stock for Ads are 1-year long, so you have to buy a whole year-long program, so you give us the stock certificate for the entire year up front, so if you’re going to buy $100,000 worth of media, you give us a certificate for $100,000 up front and then we allow you to spend one twelfth of that per month throughout the entire year, so when we get to month six, we’re actually ahead of the game from a cash flow perspective because we have that capital on our side and have the ability to sell the stock, but yet have not delivered the media associated with it, and these transactions are non-cancellable, so the public company that signs up for them cannot cancel them once they sign up and once they issue us the cert, and the margins are—really, they vary based on the campaign, so some of the—obviously on the SaaS side of the business, like for the Sequire platform, we are seeing 85% to 90% margins because it’s a software-as-a-service business. It’s a very profitable piece of the business, and then on the media side, you’re—typically, as you can see from our financials in the past, you’ve seen margins that range in between the 45% and 50%, so we’re excited about it.

We’ve closed a lot of it, and I think that’ll be represented in our second quarter numbers. The way we book the revenue is we book it as it runs, so we’re not booking—if we get a million dollars worth of Stock for Ads this month, we’re not going to book a million this month. We’ll book a million over the—over a 12-month period.

Todd Rustman

Okay, and there’s any synergy with B. Riley and their group of companies?

Christopher Miglino

Yes. Not only B. Riley, but lots of other banks as well have reached out to say, look, we’re working with these clients, we’re doing a deal with these clients. Can you bring this to the table? So, when a company’s out there doing a financing for $5 million, $7 million, $10 million, $15 million, $20 million, and they’re—it’s easier for them to say, okay, let’s just issue another couple of hundred thousand shares here and buy into this program as well, so it’s good timing with the banking relationships to bring that to the table, so working with bankers, and also our resellers. We have 31 resellers that are in the marketplace that we’ve gone to them and now educated them about our desire to have companies paying with stock, so we think it’s a really good initiative for us, and we’ve had quite a few private companies approach us as well and say, hey, can we do this? Unfortunately, we can’t accommodate private companies at this time. We’re trying to derive a model that would work for private companies, and we have a few good ideas that would mitigate our risk with private companies, but it’s really focused on the public side of the business because that ties in so well with Sequire and everything we’re doing with Sequire.

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Todd Rustman

Thank you. Just real quick, though, also could—you did a press release talking about the ROI on a consumer brand marketing campaign where there was a much higher RIA with the permission-based marketing approach. Is there any way you can go into a little bit more detail about that comparison and how maybe that’s driven more repeat business from the CPG groups?

Christopher Miglino

Yes, so that campaign was a Kraft campaign that we did, and it was a—something inside of BIGtoken that’s called Insights-Driven Media. The way it works is consumers come into BIGtoken and they give us a lot of information about who they are and what they’re doing. We’re then able to do is extrapolate a certain audience, so Kraft comes and says, hey, we want to buy an audience that is women that live in this area that have certain interests, and then we pull that out of BIGtoken, but then we’re able to take another hundred or so data points on top of those same users and create a much larger audience out of those people, and we do that with a combination of our own data and data that we then go acquire from third parties to bring them into the platform, so then we can run a robust campaign against those individuals, and that’s what we did with this campaign with Kraft where we created that segment and went out and drove a lot of media to the campaign that we were running, and we were up against two really large competitors.

One was Walmart and the other was Evite, and between the two of those, I think Walmart came in flat and Evite was a negative return on ad spend, and we came in at a 6.6% return on ad spend, so that was a great start to the relationship and has driven additional purchases this year in 2020, and we even—we got a really big purchase from same company in the midst of all this craziness that’s happening in the world right now, so—and the benefit of that is that—for them, is that it’s not only cheaper to buy this data because we’re delivering a lot of insights around it, but it’s—the media is much more targeted, so when you’re buying the media, you’re really hitting the people that are very likely to buy your product, so we’ve had—we’re excited about that success that we’ve had with them, and we think that’s going to continue into this year, and we’re starting to see that kick in now, and we’re—the salespeople are—once they got over the shock of everything that was happening in the world, they’re—and all the buyers came out of their caves, we’re seeing them wanting to use BIGtoken to figure out what have been the changes in the attitude of their investors?

I mean, not their investors, but their consumers; how is a consumer thinking about a CPG brand at this point? Are they willing to switch brands? Are they buying products differently now that they’re shopping online versus when they were going to the store? What is that impact, and Lightning Insights and the product that we launched for that is geared towards helping those brands understand those changes right now, and we did a big program with Publicis that has been published by us and we’ve sent it out to all of our investors and you can find it online, so—but it came out around two weeks ago, us in combination with Publicis did an entire research thing around how people were approaching their attitudes around Easter and how were they engaging around Easter? What kind of purchases were they making? How were things being changed, and then we did a few follow-ups after that, so we’ve had—I think that we’re seeing success from those brands coming onto the platform and continuing to use it, and they’re—and brands are—now what’s happening is everybody’s looking at ways to save money.

Everybody everywhere is looking for ways to save money, and using more effective media and not just doing the status quo that they were doing before and being much more effective in their targeting is a benefit to us. We’re starting to see a big shift in companies that weren’t spending as much online, are spending a lot more money online now, and you’re also seeing a shift from sports dollars that were allocated for marketing for specific brands are shifting and they’re coming back into the digital side, so you’re getting the uplift on the digital spend. At the same time, you’re seeing a decrease in the cost of that media, so margins are actually holding strong, if not increasing, during this timeframe.

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Todd Rustman

Thank you very much. Thanks for taking my questions.

Christopher Miglino

For sure. Thank you, and this—I just want to mention one more thing. It’s not totally related, but kind of related in that the program that we launched for consumers to become our marketing advocates out in the world as it relates to BIGtoken is something that is—it’s getting a lot of adoption. I mean, for 350 people to sign up for a webinar about how to make money with BIGtoken is a big initiative, and we think, based on the number of people that are signing up, if we get to a thousand people by the end of this week, that’d be fantastic, and then you have an army of people that are out there educating people about their data and how they can use their data to drive more revenue for themselves and for other people that they sign up under the platform, so it becomes a viral marketing tool for us where we don’t have to spend a lot of money, and it continues that mechanism that’s gotten BIGtoken to where it is today.

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to Chris Miglino for any closing remarks.

Christopher Miglino

Thanks for joining the call today. I know that we’ve—this was a little bit different because we released the end of the year numbers and we released the first quarter numbers at the same time. There was just, obviously, some challenges in getting the end of the year numbers done on time, and we wanted to just get both, so we got the Q numbers out early. We usually report on the last day, but we got them out early and got this out, so we appreciate you joining the call on short notice with the press release today, but if you—if anybody does have any additional questions, please do reach out to myself, chris@srax.com, or to Mike Malone, and we’d be happy to answer any questions that you may have.

Thank you very much.

Operator

Thank you. This concludes today’s conference call. You may disconnect your lines. Thank you for participating and have a pleasant day.

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